EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of the Schedule 13D (and any further amendment filed by them) with respect to the Common Stock, par value $0.01 per share, of Shiloh Industries, Inc., a Delaware corporation.

Dated: January 25, 2013

MTD HOLDINGS INC

By:	/s/ Curtis E. Moll
Name: Curtis E. Moll Title: Chairman and Chief Executive Officer

/s/ Curtis E. Moll
CURTIS E. MOLL